Table of Contents

Exhibit 2.4

     FIRST ADDENDUM TO THE PRIVATE DEED OF 6TH PUBLIC ISSUE OF
SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES IN A SINGLE
TRANCHE, OF UNSECURED TYPE OF NET SERVIÇOS DE
COMUNICAÇÃO S.A., ENTERED INTO

BETWEEN

NET SERVIÇOS DE COMUNICAÇÃO S.A.

AND

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

______________________________________

DECEMBER 18, 2006

______________________________________

     FIRST ADDENDUM TO THE PRIVATE DEED OF 6TH PUBLIC ISSUE OF
SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES IN A SINGLE
TRANCHE, OF UNSECURED TYPE OF NET SERVIÇOS DE
COMUNICAÇÃO S.A.

By this private instrument, on the one hand, in the capacity as issuer,

NET SERVIÇOS DE COMUNICAÇÃO S.A., a corporation headquartered in the city and state of São Paulo, located at Rua Verbo Divino, 1356, corporate taxpayer’s ID (CNPJ/MF) 00.108.786/0001 -65, hereinafter referred to as ("Issuer"), duly represented by its Bylaws; and

on the other hand, as escrow agent,

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida das Américas 4200, bloco 4, sala 514, corporate taxpayer’s ID (CNPJ) 17.343.682/0001 -38, represented herein pursuant to its Bylaws ("Escrow Agent"), representing the pooling of debenture holders of the 6th public issue of Issuer’s debentures ("Debenture Holders"), the Issuer and the Escrow Agent hereinafter referred to as "Parties";

WHEREAS:

(A)
The bookbuilding process conducted by the Coordinators was concluded (as defined hereinbelow) and the Remuneration fee (as defined hereinbelow) of Debentures was approved by the Issuer’s Board of Directors in meeting held on December 18, 2006; and

(B)	Supplementary Debentures were not issued, pursuant to article 24 of CVM Instruction 400/03, or additional Debentures, pursuant to paragraph 2 of article 14 of CVM Instruction 400/03;

hereby and in the best terms of law make an addendum and consolidate the "Private Deed of 6th Issue of Simple Debentures, Not Convertible into Shares, in a Single Tranche of Unsecured Type of Net Serviços de Comunicação S.A.", in accordance with the clauses and conditions provided for hereinbelow, fully superseding the "Private Deed of 6th Issue of Simple Debentures, Not Convertible into Shares, in a Single Tranche of Unsecured Type of Net Serviços de Comunicação S.A.", dated December 1, 2006.

"CLAUSE I
AUTHORIZATION

1.1 This Deed of Issue is executed based on the resolutions (a) of the Issuer’s Board of Directors Meeting held on October 23,e 2006, where the following was approved (i) the registration of the first securities distribution program, in the amount of up to R$900,000,000.00 ("Distribution Program "), pursuant to article 11 of the Brazilian Securities and Exchange Commission ("CVM") Instruction 400, as of December 29, 2003, as amended, ("CVM Instruction 400"); and (ii) the issue by the Issuer pursuant to the Distribution Program of fifty-eight thousand (58,000) simple debentures, not convertible into shares, of unsecured type, all of them registered and book-entry, with unit face value of ten thousand reais (R$10,000.00), on the Date of Issue, as defined in clause 4.1 below for the public offering ("Issue" or "Offer") amounting to five hundred and eighty million reais (R$580,000,000.00) ("Debentures"), comprising the 6th issue of Issuer’s debentures and the first one to support the Distribution Program; and (b) of the Issuer’s Board of Directors Meeting held on December 18, 2006, which approved (i) amendments and additions to the Deed of Issue in attention to the CVM’s requests, included in the OFÍCIO/CVM/SRE/GER-2/Nº 2707/2006; (ii) reduction of spread, according to the bookbuilding process; and (iii) the consolidation of the Deed of Issue (severally, "RCA" or, jointly, "RCAs").

CLAUSE II
REQUIREMENTS

2.1 REGISTRY AT THE BRAZILIAN SECURITIES AND EXCHANGE COMMISSION, ANBID AND OTHERS

2.1.1 The Offer shall be registered (i) at the Brazilian Securities and Exchange Commission ("CVM"), as provided for by Law 6,385, as of December 7, 1976, as amended, Law 6,404, as of December 15, 1976, as amended(“Brazilian Corporation Law"), CVM Instruction 400, and further relevant legal and regulatory provisions; and (ii) at the Brazilian Association of Investment Banks – ANBID ("ANBID"), pursuant to the ANBID Self-Regulation Code for Public Offerings and Acquisitions of Securities ("ANBID Code").

2.1.2 The Debentures shall be registered for distribution in the primary market through Securities Distribution System ("SDT"), managed by CETIP –Clearing House for Custody and Settlement of Securities ("CETIP"), based on policies and guidelines established by the National Association of Financial Market Institutions -– ANDIMA ("ANDIMA"), the Debentures being settled and held in custody at CETIP.

2.1.3 The Debentures shall be registered for trading in the secondary market (i) through the Debentures National System ("SND"), managed by CETIP, based on policies and guidelines set forth by ANDIMA, and Debentures being settled and held in custody at CETIP, and (ii) through BOVESPAFIX Trading System ("BOVESPAFIX"), managed by the São Paulo Stock Exchange ("Bovespa"), and the Debentures being settled and held in custody at the Brazilian Settlement and Custody Corporation ("CBLC").

2.2 FILING AND PUBLICATION OF RCA MINUTES

2.2.1 The RCA minutes which approved the Distribution and Issue Program was duly filed at the Board of Trade of the state of São Paulo ("JUCESP"), under #306.381/06 -0, and published in the Official Gazette of the state of São Paulo, on November 15, 2006, and in the "Valor Econômico" newspaper, national edition on November 16, 2006, pursuant to the Brazilian Corporation Law.

2.2.2 The minutes which approved the reduction of spread pursuant to clause 4.9.3 below, shall be duly filed at JUCESP, and published in "Valor Econômico" newspaper, national edition, pursuant to the Brazilian Corporation Law.

2.3 FILING OF THE DEED OF ISSUE

2.3.1 This Deed of Issue and eventual addenda shall be filed at JUCESP, in accordance with the provisions in article 62, clause II, of the Brazilian Corporation Law.

CLAUSE III
CHARACTERISTICS OF 6TH ISSUE

3.1 TOTAL AMOUNT AND NUMBER OF ISSUE

3.1.1 The total amount of Issue shall be R$580,000,000.00, on the Date of Issue.

3.1.2 This is the 6th issue of Debentures of Issuer and the first one to support the Distribution Program.

3.2 NUMBER OF DEBENTURES AND TRANCHES

3.2.1 58,000 Debentures shall be issued in a single tranche.

3.3 ALLOCATION OF PROCEEDS

3.3.1 The proceeds obtained by means of issue of Debentures will be earmarked for the payment of Issuer’s financial indebtedness, as outlined in the Prospectuses (as defined below).

3.4 LIMIT OF ISSUE

3.4.1 The Issue meets the limits provided for in the caput of article 60 of the Brazilian Corporation Law, as the Issuer’s paid-up capital is higher than the debit balance of outstanding debentures issued by the Issuer, accrued of the amount of Issue of R$627,000,000.00.

3.5 PLACEMENT AND OFFERING PROCEDURE

3.5.1 The Debentures shall be purpose of public offering, on a firm commitment arrangement for the placement for all Debentures, with the mediation of financial institutions comprising the securities distribution system. There will neither exist advanced reservations, nor determination of minimum or maximum lots, and the Coordinators, with the Issuer’s agreement, shall organize an offering plan, targeting individual, corporate investors, investment funds, pension funds, asset managers, institutions authorized to operate by the Brazilian Central Bank, insurance companies, supplementary private pension and savings bonds entities and other investors deemed as institutional or qualified investors.

3.5.2 The public offering of Debentures only shall commence after the granting of registration of Issue by CVM, the publication of Announcement of Commencement and availability of the Final Prospectus (as defined below), pursuant to CVM Instruction 400.

3.6 LEAD AGENT AND UNDERWRITER

3.6.1 Banco Bradesco S.A. will be the Issuer’s Lead Agent before the management entities of the secondary market for the trading of Debentures and also the underwriter institution of the Debentures ("Lead Agent and Underwriter").

CLAUSE IV
CHARACTERISTICS OF DEBENTURES

4.1 DATE OF ISSUE

4.1.1 For all legal purposes and effects, the date of issue of Debentures shall be December 1, 2006 ("Date of Issue").

4.2 FORM OF SUBSCRIPTION AND TERM OF PAYMENT

4.2.1 The Debentures shall be subscribed by their Unit Face Value (as defined in clause 4.3.1 below) accrued of Remuneration (as per definition in clause 4.9.2 below), and the Remuneration calculated pro rata temporis from the Date of Issue, inclusive, until the date of effective payment, exclusive.

4.2.2 The Debentures shall paid in cash, upon subscription, in domestic currency, according to the SDT’s financial settlement criteria, managed by ANDIMA and operated by CETIP.

4.3 FACE VALUE OF DEBENTURES

4.3.1 The unit face value of Debentures, on the Date of Issue, shall be ten thousand Reais (R$10,000.00) ("Unit Face Value").

4.4 OFFERING AND TRADING

4.4.1 The Debentures shall be registered in the primary market to be offered at SDT, managed by ANDIMA, and businesses settled at CETIP.

4.4.2 The Debentures in the secondary market shall be accepted for trading (i) at SND, managed by ANDIMA and businesses being settled at CETIP; and (ii) at BOVESPAFIX, and the businesses being settled at CBLC according to its rules and procedures. The Debentures shall be subject to the rules and controls of clearing and settlement of CETIP or CBLC, as this is the case.

4.5 TYPE/CONVERTIBILITY

4.5.1 The Debentures shall be simple, not convertible into shares.

4.6 TYPE

4.6.1 The Debentures are of unsecured type.

4.7 FORM

4.7.1 The Debentures are registered and book-entry.

4.7.2 Certificates for the Debentures will not be issued. For all purposes and effects, ownership of the Debentures will be proven by the statement issued by the Lead Agent and Underwriter. Also recognized as proof of ownership of the Debentures will be the report of position of assets issued by SND together with a statement on behalf of the Debenture Holder issued by the financial institution responsible for custody of these securities when deposited in the CETIP. For Debentures deposited in CBLC, the latter will issue a custody statement on behalf of the Debenture holder that will also be recognized as proof of ownership of the Debentures.

4.8 DURATION AND MATURITY

4.8.1 The duration of Debentures is 7 years, counted as from the Date of Issue, therefore, maturing on December 1, 2013 ("Maturity Date").

4.8.2 On the Maturity Date, the Issuer shall provide for the full payment, in a single payment of outstanding Debentures, by the balance of Unit Face Value not yet amortized pursuant to this Deed of Issue, accrued of due Remuneration, calculated pro rata temporis as from the last Date of Payment of Remuneration, inclusive, as defined in clause 4.10.1 below, until the date of effective payment, exclusive.

4.9 ADJUSTMENT AND REMUNERATION OF DEBENTURES

4.9.1 The Unit Face Value shall not be adjusted.

4.9.2 As from the Date of Issue, the Debentures shall yield interest corresponding to one hundred per cent (100%) of the accumulated variation of daily average rates of one-day Interbank Deposits, "over extra-group", calculated and published daily by CETIP, in the daily report available in its Web page (http://www.cetip.com.br) ("DI Rate"), accrued, observing the formula mentioned in clause 4.9.6 below, of a spread of seven tenths per cent (0.70%) p.a., basis of two hundred and fifty-two (252) business days, incurring on the Unit Face Value not yet amortized pursuant to this Deed of Issue, as from the Date of Issue and the last date of remuneration payment concurring with the Maturity Date, and paid at the end of each Capitalization Period, as defined in clause 4.9.4. below (“Remuneration”).

4.9.3 The spread mentioned in clause 4.9.2 above was reduced in the bookbuilding process, which justified the addendum to this present Deed of Issue in order to reflect the new spread.

4.9.4 The Capitalization Period is defined as the time lag starting on the Date of Issue, in case of first Capitalization Period, or on the immediately prior date estimated for the payment of interest, inclusive, in case of other Capitalization Periods, and ends on the date estimated for the payment of interest corresponding to the period under consideration, exclusive ("Capitalization Period"). Each Capitalization Period succeeds the previous one without interruption, until the Maturity Date. Interest corresponding to the Capitalization Periods shall be payable every semi-annual period as from the Date of Issue, and the Maturity Date of the Debentures is the last Remuneration Payment Date.

4.9.5 All average daily rates shall accrue exponentially, using the pro rata temporis criterion, up to the effective payment date of the interest, so as to cover the entire Capitalization Period.

4.9.6 Interest shall be computed according to the following equation:

Where:

J = the amount corresponding to interest due at the end of each Capitalization Period, computed using six (6) decimal places without rounding off;

VNe = Unit Face Value not amortized of the Debenture which has been informed/computed using six (6) decimal places, without rounding off.

Interest Factor = Interest is made up by the floating parameters accreted by the spread computed using nine (9) rounded off decimal places, computed as follows:

Where:

DIFactor = Resulting from DI Rates obtained with the use of percentage applied at the start of the capitalization (inclusively) up to the date of the computation (not including the latter), computed using eight (8) rounded off decimal places, computed as follows:

Where:

nDI = total number of DI Rates, where "nDI" is an integer;

TDIk = DI Rate, expressed for the day, computed using eight (8) rounder off decimal places, computed as follows:

DIk = DI Rate unveiled by CETIP, computed using two (2) decimal places;

dk = number of business days corresponding to the effective date of the DI rate, where “dk” is an integer, and where the DI rate is effective for one business day;

Spread Factor = corresponds to the spread of fixed interest rates, computed with nine(9)rounded off decimal places;

where:

spread = 0.70, computed as a percentage per year, informed using four (4) decimal places;

N = number of days representing the spread, which are computed predicated on a year made up of two hundred and fifty-two (252) business days;

n = number of business days that have gone by between the date of the coming event and the date of the previous event, where “n” is an integer;

The DI Rate shall be used taking into account the same number of decimal places unveiled by the agency responsible for its calculation.
Notes:
(a) The factor resulting from the expression ['1 + TDIk'] is used with sixteen (16) decimal places without rounding off.

(b) The compounding of the daily ['1 + TDIk'] factors is accomplished by cutting off the result to sixteen (16) decimal places for each daily factor, applying the next daily factor and so on down the line until the last day taken into account is reached.

(c) Once the daily factors have accrued, the resulting DI Factor shall be used with eight (8) rounded off decimal places.

4.9.7 In case the DI Rate is temporarily unavailable at the time of the payment of any financial obligation envisaged in this Deed of Issue, the same daily rate produced by the last known DI Rate will be used, accreted by the spread computed up to the date of the calculation, and no financial compensations, fines or penalties shall be owed by the Issuer or by the Debenture Holders when said DI Rate is disclosed on a later date.

4.9.8 In the absence of any computation and/or unveiling of the DI Rate for over thirty (30) days counted as of the expected date for its computation and/or disclosure (“DI Rate Dearth Period”), or yet, in the event of extinguishment or inapplicability by legal provision or judicial decision about the DI rate, the average daily financing rate will be used as replacement for the DI Rate, backed by federal treasury bonds, as determined by the Special Settlement and Custody System (“Selic Rate”).

4.9.9 In the event of temporary non-availability of Selic Rate upon the payment of any financial obligation provided for in this Deed of Issue, the same daily rate produced by the last known Selic Rate will be used, accreted by the spread, until the date of calculation, and no financial compensations, fines or penalties shall be owned both by the Issuer and the Debenture Holders, when said Selic Rate is disclosed on a later date.

4.9.10 In the lack of computation and/or disclosure of Selic Rate for a term exceeding 30 businesses days counted as from the date expected for the computation and/or disclosure ("Selic Rate Dearth Period") or, also, in the event of the extinguishment or non-applicability of the Selic Rate due to any legal provisions or judicial decision on the Selic Rate, the Escrow Agent shall call up a Debenture Holders Meeting, (in the manner and pursuant the timeframes that have been stipulated in article 124 of the Brazilian Corporation Law, and in Clause VII below), to define by mutual agreement with the Issuer, and pursuant the appropriate regulations, the new parameter that is to be used (“Replacement Rate”). The Debenture Holders Meeting shall be held within a maximum timeframe of thirty (30) consecutive days counted as of the Last Day of the Selic Rate Dearth Period, or as of the legal extinguishing or non-applicability of the Selic Rate, which occurs first. Until the time said parameter has been defined to compute the amount of any of the financial obligations that have been envisaged in this Deed of Issue, the same daily rate generated by the last known Selic Rate shall be used.

4.9.11 In case the Selic Rate gets to be unveiled before the Debenture Holders Meeting, said Debenture Holders Meeting shall no longer be held, and the Selic Rate shall be used as from the time of its unveiling, to compute the compensatory interest of Debentures.

4.9.12 In case no agreement is reached on the Replacement Rate between the Issuer and the Debenture Holders representing at least two thirds (2/3) of the total Outstanding Debentures (as defined in clause 7.10 below), then the Issuer, at its exclusive discretion, shall choose one of the two alternatives established below, the Issuer undertaking to communicate in writing to the Escrow Agent within fifteen (15) days counted as from the date of the respective Debenture Holders meeting as to which alternative has been chosen.

(i) the Issuer shall fully redeem in advance and, accordingly, cancel in advance the total amount of the Debentures within a period of thirty (30) days counted as from the date of the said Debenture Holders Meeting, by the Unit Face Value of the Debentures not amortized pursuant to this Deed of Issue, accrued of Remuneration due up to the date of its effective redemption and resulting cancellation, computed pro rata temporis as from the Date of Issue or of the last Remuneration Payment Date, as the case may be. In this case, for the calculation of Remuneration applicable to the Debentures to be redeemed and consequently, cancelled, for each day of the Selic Rate Dearth Period, the same daily rate generated by the last known Selic Rate shall be used; or

(ii) the Issuer shall fully amortize the entirety of the Outstanding Debentures within a timeframe to be stipulated by the Issuer, said timeframe not to exceed the maturity date and the amortizations that have been originally scheduled for the Debentures. During the timeframe set by the Issuer for the amortization of the Debentures, the periodicity of the payment of the Remuneration shall be the one that has been established in clause 4.10.1 below, and the Replacement Rate that was defined by the Debenture Holders and which was presented to the Issuer during said Debenture Holders Meeting shall be used until such time when Debentures have been fully amortized, reflecting the parameters that have been used for similar operations in effect at the time. In case the respective Remuneration rate has been referenced for a timeframe different from the aforementioned two hundred and fifty-two (252) business days, said rate is to be adjusted for inflation so as to reflect said two hundred and fifty-two (252) business days.

4.10 REMUNERATION PAYMENT DATE

4.10.1 The Remuneration Payment of the Debentures shall be made every semi-annual period of the Date of Issue, on the 1st day of June and December of each year, and the last payment on December 1, 2013 (each one of these dates a "Remuneration Payment Date").

4.11 SCHEDULED AMORTIZATION

4.11.1 Pursuant to clause 4.13.3 below, the Debentures shall be amortized according to a pre-set schedule, so as their Unit Face Value may be amortized on the following dates: December 1, 2010, December 1, 2011, December 1, 2012 and December 1, 2013, and the Issuer pledges to settle all the financial obligations owed to the Debenture Holders as deriving from this Deed of Issue by the time the last scheduled amortization installment has been paid. The amount of each of the amortization installments shall be equivalent to twenty-five (25%) percent of the Unit Face Value indicated in clause 4.3.1 above.

4.12 RENEGOTIATION

4.12.1 The Debentures of this Issue shall not be subject to scheduled renegotiation.

4.13 EXTRAORDINARY AMORTIZATION

4.13.1 The Issuer may amortize extraordinarily the Debentures, at any moment by publishing the "Notice to Debenture Holders", at least, seven (7) business days in advance of the date of amortization payment.

4.13.2 The special amortization may be partial or in full as regards their Unit Face Value not amortized pursuant to this Deed of Issue, on the date of said amortization, accreted by (i) the Remuneration due, which shall be computed pro rata temporis as of the Date of Issue or as from the Last Remuneration Payment Date, as the case may be, up to and including the date of the respective amortization, exclusive; and (ii) the percentage premium computed according to the equation defined below, calculated over the amount of said amortization (“Premium”):

Premium (%) = P x (DD / TDC), where:

P = fifty hundreds percent (0.50%)

DD = is the number of consecutive days still to run until the Maturity Date (inclusively), counted as of the date that has been stipulated for the respective special amortization.

TDC = two thousand, five hundred and fifty-seven (2,557) consecutive days as from the Date of Issue until the Maturity Date.

4.13.3 The amount of any special partial amortization shall proportionately downsize all the installments of the amortization falling due.

4.14 ADVANCED REDEMPTION

4.14.1 Except as provided for in this Deed of Issue, the Debentures of this Issue are not subject to advanced redemption by the Issuer.

4.15 OPTIONAL PURCHASE

4.15.1 The Issuer at any time may purchase the Debentures on the market for a price not higher than their Unit Face Value not amortized pursuant to this Deed of Issue, accreted of the Remuneration, computed pro rata temporis, abiding by the provisions of the paragraph 2 of article 55 of the Brazilian Corporation Law. The Debentures, purpose of said purchase may be cancelled, they may be held in treasury of the Issuer, or they may also be placed again on the market.

4.16 EARLY MATURITY

4.16.1 Observing the provisions in clauses 4.16.3.1 and 4.16.3.2 below, the Escrow Agent may declare the early maturity of all the obligations pertaining to the Debentures, and it may require that the Issuer immediately pay the due balance of the Unit Face Value of the Debentures not amortized pursuant to this Deed of Issue, accreted by the Remuneration due as of the Data of Issue or as of the last Remuneration Payment Date, as the case may be, inclusively up to the day of the effective payment, exclusive, computed pro rata temporis and of any other encumbrances irrespective of any notice, or of any judicial or extrajudicial summons or notice, arising from any of the following events:

(a) a request for judicial rehabilitation or a request made to creditors to negotiate the extra judicial rehabilitation plan, regardless of being requested or judicial ratification obtained for said plan, in both instances as defined by Law 11,101, dated February 9, 2005, said request having been made by the Issuer or by any of its Subsidiaries (as defined below);

(b) the extinguishment of, liquidation, dissolution, insolvency, petition of self-declared bankruptcy, petition of bankruptcy not subject to the statute of limitations or the adjudication of bankruptcy of the Issuer or any of its directly or indirectly Subsidiaries, except for any incorporation, merger, extinguishment, liquidation or dissolution of Issuer’s directly or indirectly Subsidiaries, carried out to restructure the company, for which the remaining properties and assets may be fully held by the Issuer or by its directly or indirectly Subsidiaries;

(c) lack of payment by the Issuer of any financial obligation owed to the Debenture Holders pursuant to this Deed of Issue, on their respective maturity dates, which has not been remedied within two (2) business days counted as of their respective maturity dates;

(d) default by the Issuer of any non-financial obligation related to the Issue undertaken in this Deed of Issue, unless if, during no later than forty (40) business days as of the date of the receipt by the Issuer of any notice which needs to be necessarily sent by the Escrow Agent, said default has been remedied;

(e) alteration, direct or indirect of Control (as defined in clause 4.16.2 below) of the Issuer which does not result in Globo Comunicação e Participações S.A. and/or its Affiliates; or in Teléfonos de México, S.A. de C.V and/or its Affiliates; or both becoming the direct or indirect Issuer’s controllers;

(f) the termination, extinguishment or the transfer of the authority held by the Issuer or by any of its Subsidiaries to exploit cable TV services, provided this may adversely and materially affect the financial condition and the operational results of the Issuer, and which may represent a ten (10%) percent reduction or more of the consolidated revenues obtained by the Issuer over the last twelve (12) months;

(g) a statement of early maturity of any debt and/or obligation of the Issuer or of any of its Subsidiaries in individual or aggregate amount greater than fifty million reais (R$50,000,000.00), or equivalent amount in other currencies, amount which shall be yearly adjusted for inflation by the General Market Index Price ("IGP-M"), as from the Date of Issue or, if this cannot be used, by the index to replace it;

(h) the legitimate protest of any liabilities of the Issuer, even if in the condition of a guarantor or any of its Subsidiaries, the individual or aggregate amount of which is in excess of fifty million reais (R$50,000,000.00), or equivalent amount in other currencies, said amount to be adjusted yearly for inflation using the IGP-M index as from the Date of Issue or, in case said index cannot be used, by any index that may come to replace it, except if (i) within five (5) business days, the Issuer substantiates that the protest was effected through error or through bad faith of third parties; (ii) it has been cancelled; (iii) it has been paid; or (iv) the enforceability whereof has been suspended by Court order;

(i) any final and unappealable court judgments or final arbitration that has the force of a sentence which may be handed down against the Issuer or against any of its Subsidiaries, the individual or aggregate amount of which may be in excess of fifty million reais (R$50,000,000.00), or equivalent amount in other currencies, adjusted yearly for inflation according to the IGP-M index, as from the Date of Issue, or if said index cannot be used, by another index which may come to replace it, provided the Issuer fails to substantiate any payment made to the Esscrow Agent within thirty (30) business days counted as from the payment of the full amount, within the timeframes and pursuant the terms that have been established in said final and unappealable court judgment or said final arbitration decision;

(j) a substantiation as to the untruthfulness, insufficiency, incorrectness or inconsistency of any representation made by the Issuer in the Deed of Issue, or of any information related to the Preliminary Prospectus of the Distribution Program and respective supplement (jointly “Preliminary Prospectus”) not remedied in the final prospectus of the Distribution Program and respective supplement (jointly, “Final Prospectus” and together with Preliminary Prospectus “Prospectuses”) and in the Final Prospectus, about any material and relevant aspect of businesses, activities or financial condition of the Issuer and its Subsidiaries, jointly;

(k) the spin-off, the merger or the incorporation of the Issuer by any other company, except if the mergor or resulting company is an Affiliate of the Issuer, Globo Comunicação e Participações S.A. or Telefónos de México, S.A. de C.V., or both without prejudice of provisions in clause 4.25 below;

(l) the downsizing of the capital stock of the Issuer and/or the repurchase by the Issuer of its own shares with the intent to cancel them, except when such downsizing of the capital stock of the Issuer and/or the repurchase by the Issuer of its own shares with the intent to cancel them has been previously sanctioned by the Debenture Holders pursuant the paragraph 3 of article 174 of the Brazilian Corporation Law;

(m) the resolution pertaining to, or the distribution of dividends or interest on own capital of the Issuer or over any sharing of profits envisaged in the Bylaws of the Issuer in case the latter is in arrears with the financial obligations envisaged by the Deed, except for the payment of the mandatory minimum dividends that may have been envisaged in article 202 of the Brazilian Corporation Law and in article 26 of the Issuer’s Bylaws in force on this date;

(n) the transfer of, or any other type of assignment or commitment to assign to third parties the entirety of, or a substantial portion of the assets of the Issuer that may materially and adversely affect the financial condition and the operational results of the Issuer, representing a ten (10%) percent reduction or more of the consolidated revenues of the Issuer over the last twelve (12) months preceding said transfer, assignment or commitment to assign;

(o) the failure to maintain until the Maturity Date and provided that there are Outstanding Debentures, the following ratios and limits to be computed on the last day of every quarter, taking into account the last twelve (12) months preceding said respective date of determination:

(i) the ratio obtained by the division of the Net Consolidated Indebtedness by the EBITDA (as defined below) shall not be equal to or in excess of 2.5;
(ii) the ratio obtained by dividing the EBITDA (as defined below) by the Consolidated Net Interest Expenses (as defined below) shall be equal to or greater than 1.5; and

(p) transformation of the Issuer from joint-stock company to limited company, pursuant to article 220 of Law 6,404/76.

4.16.2 For the purposes of this Deed of Issue, the expressions listed below have the meaning determined herein:

"Consolidated Net Debt" means the sum on a certain date of loans, financing, debentures, or guarantees of third parties’ debts contracted by the Issuer, which are adjusted for inflation by any index or interest rate, diminished from cash and cash equivalents (cash, banks, high-liquid investments, or short-term investments and securities), as per Issuer’s consolidated financial statements.

"EBITDA" means for any period, the net income (loss) for the period accrued of income tax and social contribution expenses, interest in subsidiaries and associated companies, net financial revenues (expenses) non-operating revenues (expenses), net, minority shareholders’ interest and depreciation and amortization expenses, as per Issuer’s consolidated financial statements.

"Consolidated Interest Expenses, Net" means, in relation to any period, the sum, no duplicating, of: (a) Issuer’s interest expenses, accrued and paid or exigible in cash in said period, as determined on a consolidated basis, in accordance with the generally accounting practices accepted in Brazil, less (b) the revenue derived from Issuer’s interest rates, accrued and received or to be received in cash during said period, considered on a consolidated basis, in accordance with the generally accounting practices accepted in Brazil.

"Company", means, any individual, corporation, company, limited company, voluntary association, partnership, joint venture, trust, self-governing entity, non-corporate entity or government (or any agency, sector, or political subdivision thereof) or another entity of any nature.

"Subsidiaries", mean those listed in the Exhibit I to this Deed of Issue.

"Affiliate" means any Company, which directly or indirectly, controls and is controlled or it is under common Control, direct or indirect, in relation to the referred Company, and this definition of Affiliate, as the case may be, also applies to other clauses of this Deed of Issue.

"Control" means the power of managing business of a Company, directly or indirectly, whether by ownership of shares of voting right, by right ensured on a contractual basis or any other form.

4.16.3 Any of the events shown in sub-items (a), (b), (c) and (f) of clause 4.16.1 above shall result in the early automatic maturity of the Debentures, irrespective of any query to the Debenture Holders, or of any judicial or extrajudicial warning or notification.. The debentures redeemed by virtue of early maturity shall be cancelled.

4.16.3.1 In case of any of the events pointed out in clause 4.16.1 above, the Escrow Agent shall call up a meeting of the Debenture Holders within forty-eight (48) hours counted as from the date said Escrow Agent has become aware of any of the aforementioned events, to deliberate as to the decreeing of the early maturity of the Debentures, in compliance with the call-up procedure envisaged below, and the specific quorum that has been established in the Clause below. The Debenture Holders Meeting dealt with herein shall be held within at most fifteen (15) days counted as from the publication of the Public Announcement regarding the first call-up or within at most eight (8) days counted as from the date of the publication of the Public Announcement regarding the second call-up, where applicable, and in the case of the second call-up, the respective public announcement shall be published on the first business day immediately subsequent to the date set for the holding of the Debenture Holders Meeting, pursuant the terms of the first call-up notice.

4.16.3.2. By means of the votes of at least two thirds (2/3) of the Outstanding Debentures, the Debenture Holders Meeting referred to in clause 4.16.3.1 above shall instruct the Escrow Agent not to declare the early maturity of the Debentures.

4.16.4 If the Debenture Holders Meeting is not held within thirty (30) days after having been called up as provided for in Clause 4.16.3.1 above, and if there is no call up or if no resolutions have been taken until the date originally established for the meeting, and unless the Debenture Holders Meeting is placed in abeyance as caused by any act or fact not imputable to the Escrow Agent, said Escrow Agent shall declare the early maturity of all the obligations arising from the Debentures, being applied from then on the provision in Clause 4.17 below.

4.16.5 For the purposes of paragraphs “a” and “b” of Clause 4.16.1 above, any judicial or extrajudicial proceeding shall be deemed as the adjudication of bankruptcy, judicial rehabilitation or the submission of a request to negotiate a plan of rehabilitation before creditors, or any similar act envisaged in the legislation that may come to replace or to supplement the current legislation pertaining to bankruptcies, judicial and extrajudicial rehabilitations, as defined for both instances by Law 11,101, dated February 9, 2005.

4.17 PAYMENT UPON THE OCCURRENCE OF EARLY MATURITY

4.17.1 Upon the occurrence of early maturity of Debentures, pursuant to clause 4.16 above, the Issuer undertakes to provide for the payment of the Unit Face Value not amortized pursuant to this Deed of Issue, accrued of Remuneration, calculated pro rata temporis from the Date of Issue or the last Date of Remuneration Payment, as the case may be, inclusive, until the date of its effective payment, exclusive, and any other amounts eventually owed by the Issuer to the Debentures Holders, pursuant to this Deed of Issue, within no later than five (5) business days counted as from the communication in this regard to be forwarded by the Escrow Agent to the Issuer in accordance with the provisions in Clause 9 below, under the penalty of, not doing so, it shall be also required to pay default charges provided for in Clause 4.20.1 below, which in the event provided for in item (c) of Clause 4.16 above shall incur from the date on which said payments should have been made.

4.18 VENUE FOR PAYMENT

4.18.1 Any payments due on the Debentures shall be made for, as the case may be: (a) (i) the procedures adopted by the CETIP for the Debentures that have been registered before the SND; (ii) the procedures that have been adopted by CBLC regarding the Debentures that have been registered at BOVESPAFIX or, (b) in the case of the owners of the Debentures that are not entailed to such systems, by the Lead Agent and Underwriter, by means of deposits made to the bank accounts indicated by the Debenture Holders.

4.19 TERM EXTENSIONS

4.19.1 The payment of any obligations envisaged in, or arising from this Deed of Issue shall be construed as having been automatically extended until the first subsequent business day without accretion of any interest or of any other default charge to the amounts payable, when the date of payment falls on a national holiday, on a Saturday, a Sunday or on a bank holiday in the city of São Paulo, state of São Paulo.

4.19.2 In the event of payments made as per procedures adopted by CETIP, the term shall be extended, pursuant to caput, only when the date of payment falls on a national holiday, Saturday or Sunday.

4.20 DEFAULT CHARGES

4.20.1 If the Issuer is late in paying any amount owned to the Debenture Holders, the amounts in arrears shall become subject to the levying of a default fine of two (2%) percent, and pro rata interest on arrears of one (1%) percent per month, both of which shall be computed over the amounts in arrears as from the date of default and until the date the payment is effectively made, irrespective of any warning, notice, judicial or extrajudicial notice.

4.21 DECLINE OF RIGHT TO ADDITIONAL PAYMENTS

4.21.1 The Debenture Holders failing to appear to receive the value corresponding to any of the financial obligations owed by the Issuer on the dates stipulated in this Deed of Issue or in the announcement published by the Issuer, shall have no right to Remuneration and/or default charges for the period relating to the delay in receipt though they shall be assured the rights acquired until the date of the respective maturity.

4.22 PUBLICITY

4.22.1 The Announcement of Commencement, the announcement of closure of the Offer ("Announcement of Closure"), the notice to the market referred to by article 53 of the CVM Instruction 400 ("Notice to the Market") and eventual other notices to investors published until the date of publication of the Announcement of Closure, as well as all the acts and decisions related to Debentures, which shall be communicated in the form of notice, shall be published in the "Valor Econômico" newspaper and in the Issuer’s Web page (www.netservicos.com.br), and the terms established for Debenture Holders to voice an opinion, if necessary, shall observe the provisions in the prevailing laws and in the Deed of Issue or, in the lack of express provision, to be at least of ten (10) business days, counted as from the date the notice is published. The Issuer may change the newspapers mentioned above with other newspapers of widespread distribution, by means of written communication to the Escrow Agent and publication of notice in the newspapers to be replaced.

4.23 LIQUIDITY AND STABILIZATION MAINTENANCE FUND

4.23.1 A liquidity maintenance fund shall neither be created nor liquidity or price stabilization collateral agreement for Debentures shall be entered into.

4.24 TAX IMMUNITY

4.24.1 If Debenture Holders enjoy any type of tax immunity or exemption, they should advise the Lead Agent and Underwriter at least 10 (ten) business days in advance of the date scheduled for receiving amounts relating to the Debentures, with supporting documentation for the tax immunity or exemption, otherwise the amounts due under the tax legislation in force shall be deducted from their earnings as if they were not tax immune or did not enjoy tax exemption.

4.25 REDEMPTION OF DEBENTURES IN THE EVENT OF INCORPORATION, MERGER OR SPIN-OFF

4.25.1 Pursuant to article 231 of the Brazilian Corporation Law, the Issuer may be purpose of incorporation, merger or spin-off operations, without the previous approval of the Debenture Holders in Debenture Holders Meeting, if ensured to Debenture Holders, intending so, during the maximum term of six (6) months as from the date of publication of the meeting minutes related to the operation, the redemption of Debentures to which they are titleholders.

4.25.2 The Debenture Holders choosing to redeem their Debentures pursuant to this Clause shall express their intention, in writing to the Issuer, with copy to the Escrow Agent, as provided for in Clause 9 below, and all the phases of the process of eventual redemption on the part of Debenture Holders shall be made out of CETIP’s scope. It is defined that in case CETIP implements another functionality to operate the partial redemption, it will not be necessary to make an addendum to this Deed of Issue or any other formality.

4.25.3 Within no later than five (5) days as from the notice forwarded pursuant to the previous Clause, the Issuer shall redeem the Debentures held by the notifying Debenture Holder, by their Unit Face Value not amortized pursuant to this Deed of Issue, accrued of Remuneration, calculated pro rata temporis as from the Date of Issue or the last Date of Remuneration Payment, as the case may be, inclusive, until the date of effective redemption, exclusive, in compliance with the provisions in article 55, paragraph 1 of the Brazilian Corporation Law.

4.25.4 The redemption of Debentures, subject-matter of the notice specified in Clause 4.25.3 above shall occur (i) by means of definitive purchase and sale operation, according to SND’s operations regulation in the secondary market, in relation to the Debentures registered at SND, or (ii) in accordance with procedures specified by CBLC (which shall be observed by Escrow Agents at CBLC), in relation to the Debentures registered at BOVESPAFIX and held in custody at CBLC.

CLAUSE V
ISSUER’S ADDITIONAL OBLIGATIONS

5.1 The Issuer undertakes to:

(a) provide the Escrow Agent:

(i) as soon as possible with any reasonable information, including but not limited to those related to the accounting matter, which may be requested, in writing, to defend the Debenture Holders’ interests, observing the applicable laws and except for information of strategic and/or confidential nature for the Issuer;

(ii) information disseminated as provided for in Clause 4.22 above, on the same date on which it was published;

(iii) information about the occurrence of any of the events mentioned in Clause 4.16 above, immediately after its cognizance by the Issuer, without prejudice of Escrow Agent to declare in advance the obligations related to Debentures are overdue, under the limits of this Deed of Issue;

(iv) a copy of its complete annual financial statements on the same date on which these statements were delivered to CVM, together with the independent accountants’ report;

(v) within, no later than ninety (90) consecutive days as from the end of each fiscal year, in case of calculation of ratios upon the end of each fiscal year, and within, no later than, forty-five (45) consecutive days as from the end of each fiscal quarter, in case of calculation of ratios upon the end of each quarter, report reviewed by the independent accountants, explaining the items necessary to calculate the financial ratios provided for in paragraph (o) of Clause 4.16.1 above, together with a report evidencing the calculation of these financial ratios, as well as a declaration of the Issuer attesting the compliance with the obligations mentioned in paragraph (o) of Clause 4.16.1 above;

(vi) a copy of its periodic and eventual information required by CVM Instruction 202, as of December 6, 1993, as amended, on the same date on which it was delivered to CVM and, within no later than forty-five (45) days after the end of quarters ended on March 31, June 30, and September 30 of each year, a copy of its Quarterly Information (ITRs) and, until April 30 of each year, a copy of its Standardized Financial Statements (DFPs), together with the independent accountants’ report; and

(vii) information about any default of financial obligation the amount overdue and not paid of which, severally or in a series of operations, exceeds fifty million Reais (R$50,000,000.00), amount of which shall be yearly adjusted for inflation by IGP-M, as from the Date of Issue or, if this index cannot be used, by another one to replace it;

(b) always maintain updated its registration as publicly-held company with CVM and make available to the Escrow Agent the financial statements prepared and approved, provided for in article 176 of the Brazilian Corporation Law, when requested;

(c) call, pursuant to Clause 7, a Debenture Holders Meeting to resolve on any of the issues, which directly or indirectly is related to the Issue, should the Escrow Agent do not provide this;

(d) comply with all decisions issued by CVM, related to Debentures, including sending of documents and also rendering information requested by CVM, observing the applicable laws, and shall maintain a body in operation to serve the Escrow Agent and the Debenture Holders as required by CVM;

(e) immediately notify the Escrow Agent, observing, if this is the case, the provision in CVM Instruction 358, as of January 3, 2001, about any substantial and adverse alteration in its financial, economic, commercial, operational or corporate condition or in its business, which under the Issuer’s opinion: (i) precludes or significantly hampers the compliance with its obligations deriving from this Deed of Issue; (ii) causes its financial statements or information no longer to reflect its actual financial condition; or (iii) implies the non-compliance on the part of the Issuer with any of the terms and conditions of this Deed of Issue;

(f) comply, in all its relevant aspects, with laws, rules, regulations and orders applicable in any jurisdiction where it conducts businesses or it has assets;

(g) prepare, jointly with the lead institution of the Debentures public offering, all the documents necessary to obtain the registration of Issue with CVM;

(h) maintain the Lead Agent and Underwriter and Escrow Agent contracted, during the term of effectiveness of Debentures, at it expense, in addition to SND and BOVESPAFIX;

(i) maintain its accounting updated and carry out the respective registrations in accordance with the accounting practices adopted in Brazil, and allow the Escrow Agent to have access to any and all independent accountants’ report delivered to the Issuer;

(j) submit, as provided for by law, its financial statements to be examined by independent accountants, registered at CVM;

(k) conduct all the operations with related parties, in accordance with the ethical standards guiding such businesses;

(l) maintain proper service to Debenture Holders so that to ensure them efficient treatment and render clarifications or information to the Debenture Holders and to the Escrow Agent about its financial statements, its accounting, assets and operations;

(m) maintain a risk rating agency contracted to update the report submitted upon the placement of Debentures, until the Maturity Date, amortization or total redemption of Debentures, and shall (i) maintain the risk rating yearly updated, (ii) disclose or allow that agency discloses a report containing a summary of risk rating; (iii) deliver to the Escrow Agent the risk rating reports within no later than five (5) business days counted as from the date of its receipt; and (iv) immediately announce to the Escrow Agent any alteration in the Debentures risk rating;

(n) immediately forward to CVM and to the Escrow Agent and disclose on the relevant Web page, the report referred to in the previous paragraph;

(o) maintain insurance according to the practices usually adopted by the Issuer, as outlined in the Prospectuses; and

(p) use the proceeds obtained from the Issue as provided for in this Deed of Issue.

5.2 The Issuer undertakes to refund the Escrow Agent for all the reasonable expenses to be provenly incurred in order to protect the rights and interests of the Debenture Holders or provide its credits, including attorney’s fees and other expenses and costs provenly incurred by virtue of collection of any amount payable to the Debenture Holders pursuant to this Deed of Issue.

5.2.1 The expenses referred to by Clause 5.2 above shall comprise, amongst others, the following:

(a) publication of reports, notices, public announcements and notifications as provided for in this Deed of Issue, and other to be required by the applicable regulation;

(b) the gathering of updated certificates from civil distributors, Lower Treasury Court, Protest Office, Boards of Conciliation and Judgment, Federal Circuit Courts and Treasury Attorney-General Office of jurisdiction of Issuer’s headquarters;

(c) travel expenses, when necessary to carry out its duties; and

(d) eventual additional, special or expert fact finding deemed as necessary, should occur omissions and/or obscurity in information pertinent to the strict interests of Debenture Holders.

5.2.2 The credit of the Escrow Agent for reasonable and proven expenses, incurred to protect the rights and interests or carry out credits of Debenture Holders, not paid off as provided for by Clauses 5.2 and 5.2.1 above shall be added to the Issuer’s debt and shall prefer the Debentures in the money order.

5.2.3 The reimbursement of expenses shall occur within no later than ten (10) business days of delivery to the Issuer of documents evidencing expenses effectively incurred, necessary to protect the Debenture Holders’ rights.

CLAUSE VI
ESCROW AGENT

6.1 The Issuer appoints PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, qualified in the introduction of this Deed of Issue, as escrow agent of the Issue, which, hereby and in the best terms of law, accepts the appointment, pursuant to applicable laws and regulations and this present Deed of Issue, to represent before the Issuer the interests of Debenture Holders as a whole.

6.2 The Escrow Agent of the Debenture Holders, appointed in this present Deed of Issue, declares:

(a) accepts the duty to which it was appointed, fully assuming the tasks and attributions provided for by applicable laws and regulation and in this Deed of Issue;

(b) fully accepts this present Deed of Issue, all its clauses and conditions;

(c) under penalties of law, it is not prevented, pursuant to article 66, paragraph 3 of the Brazilian Corporation Law and article 10 of CVM Instruction 28, as of November 23, 1983, as amended ("CVM Instruction 28"), to perform the duty to which is granted;

(d) it does have any connection with the Issuer preventing it from fully performing its duties;

(e) it is a financial institution duly organized and existing in accordance with the Brazilian laws;

(f) it is duly authorized to execute this Deed of Issue and to comply with its obligations provided for herein, having met all the legal and statutory requirements necessary for such;

(g) that the legal representatives who sign this Deed of Issue have statutory powers and/or delegated in order to assume, on its behalf, the obligations set forth herein and as attorneys-in-fact had the  powers lawfully granted, and respective powers of attorney in full force;

h) that the execution of this Deed of Issue and the compliance with its obligations provided for herein does not infringe any obligation assumed previously by the Escrow Agent;

(i) that this Deed of Issue constitutes legal, valid and binding obligation of the Escrow Agent, enforceable pursuant to its terms and conditions; and

(j) to have verified the limits of issue provided for in article 60 of the Brazilian Corporation Law.

6.3 The Escrow Agent shall perform its duties as from the date of signature of this Deed of Issue, and shall remain in the performance of its duties until its effective replacement or until the final settlement of Debentures.

6.4 The following remuneration shall be owed by the Issuer to the Escrow Agent, as fees for the duties and attributions assigned thereto, pursuant the applicable laws and regulations and this Deed of Issue:

(a) annual installments of twenty-four thousand reais (R$24,000.00), the first one payable on the fifth (5th) business day after the signature of the Deed of Issue, and the following ones on the same date of previous years;

(b) the remuneration installments shall be accrued of the following taxes: ISS (Services Tax), PIS (Social Integration Program), COFINS (Contribution for Social Security Financing), and any other taxes to be levied on said remuneration, except for income tax, at rates prevailing on the dates of each payment;

(c) the installments provided for in paragraph (a) above shall be yearly adjusted for inflation based on the accumulated percentage variation of IGP-M, as from the date of first payment, or, in the lack of the latter, by the index to replace it, as from the date of signature of this Deed of Issue;

(d) the remuneration provided for in paragraph (a) shall be due even after the maturity of the Debentures, should the Escrow Agent still be collecting defaults referring to Debentures not remedied by the Issuer;

(e) in the event of default on the part of the Issuer, all the reasonable expenses related to proceedings, including administrative expenses, in which the Escrow Agent may incur to hold harmless the Debenture Holders’ interests shall be previously approved and advanced by the Debenture Holders, and as provided for by applicable laws and regulations and in this Deed of Issue, reimbursed by the Issuer, observing the provision in Clause 5.2.3 above. These expenses to be advanced by the Debenture Holders also include reasonable expenditures related to attorney’s fees, deposits, costs and court fees in lawsuits brought by the Escrow Agent or deriving from lawsuits brought against it, in the performance of its duties, pursuant to this Deed of Issue. Eventual expenses, deposits and court fees resulting from loss of suit in lawsuits in which the Escrow Agent may incur to hold harmless the Debenture Holders’ interests shall be equally submitted for approval and, if this is the case, supported by the Debenture Holders, as well as the remuneration and reimbursable expenses of the Escrow Agent, in the event the Issuer continues in default in relation to the payment thereof for a period over thirty (30) days, and the Escrow Agent may request previous guarantee from Debenture Holders to cover the risk of loss of suit;

(f) the remuneration of the Escrow Agent comprises the preparation of an annual report, as provided for in the CVM Instruction 28;

(g) eventual expenses related to travels, lodging and publication necessary to the Escrow Agent perform its duties are not included in the remuneration, during or after the phase of service implementation. These expenses, if necessary, shall be previously agreed upon with the Issuer; and

(h) the remuneration of the Escrow Agent does not include expenses incurred thereby in the performance of its tasks and in the observance of its duties, which shall be reimbursed by the Issuer by provided for by Clauses 5.2, 5.2.1, 5.2.2 and 5.2.3 above.

6.5. The following are the Escrow Agent’s duties, without prejudice to others provided for in the applicable laws and regulation:

(a) protect the rights and interests of Debenture Holders, employing the care and diligence in the performance of its duties that every active and honest man usually employs in the administration of his own assets;

(b) resign the office, in the event of supervenience of conflict of interests or any other type of incapacity;

(c) safekeeping all the bookkeeping, correspondence and further documents related to the performance of its duties;

(d) verify upon the acceptance of the duty, the truthfulness of information contained in this Deed of Issue, endeavoring efforts to remedy all the omissions, faults and defects under cognizance;

(e) promote at the proper agencies, should the Issuer do not arrange this, the registration of this Deed of Issue and respective addenda, remedying the gaps and irregularities which might exist. In this case, the Issuer shall provide the Escrow Agent with information and documents necessary to referred registration;

(f) to follow-up the observance of the periodicity of rendering mandatory information, warning the Debenture Holders about eventual omissions or inaccuracies of such information;

(g) issue an opinion about the sufficiency of information included in the proposals of modifications in Debentures conditions;

(h) request, when deemed as necessary, for the full performance of its duties, updated certificates of civil courts, Lower Treasury Court, Protest Office, Boards of Conciliation and Judgment, Federal Circuit Courts and Treasury Attorney-General Office of jurisdiction of Issuer’s headquarters;

(i) request, when deemed as necessary, extraordinary audit of the Issuer;

(j) call, when necessary, the Debenture Holders Meeting, by means of announcement published, at least, three times, in the newspapers indicated in Clause 4.22.1 above;

(k) attend the Debenture Holders Meeting in order to render information requested to it;

(l) prepare annual report destined to the Debenture Holders, pursuant to article 68, paragraph 1, item "b", of the Brazilian Corporation Law, which shall contain, at least, the following information:

      (i) eventual omission or inaccuracy under cognizance, contained in the information disclosed by the Issuer, or also, the default or delay in the mandatory rendering of information by the Issuer;

      (ii) statutory amendments occurred in the period;

      (iii) comments on the Issuer’s financial statements, approaching the economic, financial ratios and capital structure of the Issuer, mainly those outlined in paragraph (o) of clause 4.16.1 above;

       (iv) status of offering or placement of Debentures in the market;

      (v) redemption, amortization and payment of Debentures Remuneration made in the period;

      (vi) follow-up of the allocation of proceeds obtained from this Issue, in accordance with data obtained with the Issuer’s management;

      (vii) lists of goods and values eventually delivered to its management;

      (viii) observance of other obligations assumed by the Issuer in this Deed of Issue; and

      (ix) declaration of its capacity to continue exercising the duty as Escrow Agent;

(m) make the report referred to by previous Clause available to Debenture Holders, no later than four (4) months as from the end of the fiscal year of the Issuer, at least, in the following locations:

      (i) Issuer’s headquarters;

      (ii) at its office or, when financial institution, at location indicated by it;

      (iii) at CVM;

      (iv) at Stock Exchanges and organized over-the-counter markets where Issuer’s securities are traded; and

      (v) at the financial institution’s premises leading the placement of Debentures, as indicated thereby;

(n) publish, at the Issuer’s expenses, in newspapers indicated in Clause 4.22.1 above, announcements communicating to the Debenture Holders that the report is available at the locations indicated in paragraph (m) above;

(o) maintain updated the list of Debenture Holders and addresses, inclusive, upon request of information to the Issuer, the Lead Agent and Underwriter, SND and BOVESPAFIX, which are immediately authorized by the Issuer, on an irrevocable and irreversible basis, to render it to the Escrow Agent, regardless of notice or previous consultation to the Issuer;

(p) coordinate the draw of Debentures in case of partial redemption or amortization;

(q) inspect the compliance of clauses included in this Deed of Issue, especially those clauses imposing obligations of doing and not to do;

(r) notify the Debenture Holders, if possible individually, within no later than ten (10) days as from the occurrence of event of any default on the part the Issuer of obligations assumed in this Deed of Issue, indicating the place where further information will be available to the interested parties. Communication of equal tenor shall be forwarded to CVM and to the Stock Exchanges or organized over-the-counter market where Issuer’s securities are traded. Should not be possible to notify individually the Debenture Holders, the Escrow Agent shall publish the communication referred to by this paragraph in newspapers and as indicated in Clause 4.22.1 above; and

(s) cause the compliance of provisions in paragraph (m) of Clause 5.1 above, forwarding the updated risk rating provided for therein to ANBID within no later than 15 days as from its dissemination.

6.6 Observing the provisions in Clause 4.16 above, in the event of Issuer’s default, the Escrow Agent shall adopt all the measures (judicial or extrajudicial measures) to protect rights or defend interests of Debenture Holders community, and for such shall:

(a) declare in advance the Debentures are overdue as provided for and under assumptions allowed in this Deed of Issue and charge principal and ancillary charges, observing the conditions of this present Deed of Issue;

(b) provide the petition in bankruptcy of the Issuer or initiate proceeding of same nature, where applicable;

(c) take all the measures necessary to provide the credits of Debenture Holders; and

(d) represent the Debenture Holders in petition in bankruptcy process, judicial rehabilitation, request made to creditors to negotiate the extrajudicial rehabilitation plan or related, liquidation, dissolution and/or extinguishment of the Issuer.

6.6.1 Observing the provision in Clauses 4.16.3 and 4.16.4 above, the Escrow Agent only shall hold harmless itself from responsibility for the non-adoption of measures mentioned in paragraphs (a), (b), and (c) of Clause 6.6 above if, called the Debenture Holders Meeting, this so authorizes, by decision of unanimous vote of the outstanding Debentures. In the assumption referred to by paragraph (d) of Clause 6.6 above, it shall be sufficient the resolution by Debenture Holders representing the majority of the Outstanding Debentures.

6.7 In the assumption of absence, temporary impediment, resignation, liquidation, dissolution, extinguishment or any other event of vacancy in the position as Escrow Agent, a Debenture Holders Meeting shall be held, within no later than thirty (30) days, as from the event determining this to select a new Escrow Agent, which may be called by the Escrow Agent itself to be replaced by the Issuer, by Debenture Holders representing, at least, ten per cent (10%) of Outstanding Debentures or by CVM. Should the call do not occur within fifteen (15) days prior to the expiration of term mentioned above, the Issuer will be in charge of providing this, and CVM may appoint a provisional substitute, while the selection process of new Escrow Agent is not concluded. The replacement shall not imply remuneration to the new Escrow Agent higher than that agreed upon for the Escrow Agent.

6.7.1 In the event the Escrow Agent, due to circumstances further to the Issue, is prevented from continuing exercising its duty, it shall immediately communicate the fact to the Issuer and to the Debenture Holders and request its replacement.

6.7.2 The Debenture Holders are authorized, after the expiration of term for the subscription and payment of all Debentures, to replace the Escrow Agent and appoint its substitute, in Debenture Holders Meeting especially called up for such purpose and by means of affirmative vote of owners holding more than a half of Outstanding Debentures.

6.7.3 Should occur the effective replacement of Escrow Agent, the substitute will receive same remuneration received by the Escrow Agent in all its terms and conditions, and the first installment of remuneration owed to the substitute shall be calculated pro rata temporis, as from the start date of exercise of its duty as Escrow Agent. Such remuneration may be altered by common agreement between the Issuer and the substitute Escrow Agent, provided that previously approved by the Debenture Holders Meeting.

6.7.4 Under any circumstance, the replacement of the Escrow Agent shall be subject to a previous communication to CVM and applicable rules.

6.7.5 The replacement of the Escrow Agent, on a permanent basis, shall be subject-matter of addendum to the Deed of Issue, which shall be registered at JUCESP, where this present Deed of Issue shall be filed.

6.7.6 In case of Escrow Agent’s resignation, it shall remain in the performance of its duties until its effective replacement.

6.7.7 It is set forth herein that, in the event of occurring the replacement of the Escrow Agent, it shall transfer the proportional installment of remuneration initially received without the consideration of service rendered, calculated pro rata temporis, from the date of last payment of remuneration provided for in Clause 6.4 above until the date of effective replacement of the Escrow Agent, to the substitute Escrow Agent, as a form of remuneration to the services to be rendered thereby.

CLAUSE VII
DEBENTURES HOLDERS MEETING

7.1 Debenture Holders may, at any time, hold a Debenture Holders Meeting under the terms of Article 71 of the Corporation Law in order to decide matters of interest to Debenture Holders as a whole.

7.2 The Debenture Holders Meeting may be called by the Escrow Agent, or by the Issuer, by Debenture Holders representing at least ten percent (10%) of the Outstanding Debentures, or by the Brazilian Securities Commission.

7.3 The call shall occur by means of announcement published, at least, three (3) times, on the press bodies in which the Issuer shall carry out its publications, observing other rules related to the publication of call notice of general meetings mentioned in the Brazilian Corporation Law, applicable regulation and of this Deed of Issue.

7.4 The provision in the Brazilian Corporation Law concerning the shareholders general meeting is applied to the Debenture Holders Meeting.

7.5 The Debenture Holders Meeting shall be called, at least, fifteen (15) days in advance. The Debenture Holders Meeting in a second call only may be held within, at least, eight (8) days after the date scheduled for the instatement of the Debenture Holders Meeting in a first call.

7.6 Irrespective of formalities provided for in the laws and in this Deed of Issue, the Debenture Holders Meeting where the owners of all Debentures attend it shall be deemed as regular.

7.7 Each Debenture shall be entitled to one vote, and attorneys may be designated, whether or not they are Debenture Holders. Decisions shall be taken by a majority of those present, except for matters requiring a special quorum as stipulated by law or by this Deed of Issue.

7.8 The resolutions taken by the Debenture Holders, under the scope of their legal authority, observing the quorums set forth in this Deed of Issue, shall be existent, valid and efficient before the Issuer and shall bind all the Debentures owners, regardless of them having attended the Debenture Holders Meeting or vote issued in the respective Debenture Holders Meeting.

7.9 The Debenture Holders shall be instated in a first call, with the attendance of Debenture Holders representing the half, at least, of Debentures and, in a second call, with any number of Debenture Holders.

7.10 For the effects of constituting all and any of the quorums of instatement and/or resolution of the Debenture Holders Meeting provided for in this Deed of Issue, the "Outstanding Debentures" shall be all the Debentures of this Issue, excluding those held in treasury by the Issuer and owned by companies controlled, directly or indirectly by the Issuer, or parent companies, directly or indirectly of the Issuer, as well as Debentures held by Issuer’s management.

7.11 It shall be authorized the attendance of Issuer’s legal representatives at the Debenture Holders Meeting.

7.12 The chairmanship of the Debenture Holders Meeting shall be incumbent upon the Debenture Holder elected, at least, by the majority of Debentures owners attending the Meeting or that one appointed by CVM.

7.13 The Escrow Agent shall attend the Debenture Holders Meeting and render information to the Debenture Holders requested to it.

7.14 Observing the provisions in this clause, the alterations in the characteristics and conditions of the Debentures and the Issue shall be approved by Debenture Holders representing, at least, a majority of the Outstanding Debentures, and alterations to the Remuneration and/or Periods of Maturity, Amortization of Debentures, in this clause and in clauses of early maturity shall obtain the approval of Debenture Holders representing eighty-five percent (85%) of the Outstanding Debentures. Alterations to any voting quorum stipulated in this Deed of Issue, on a certain matter, will depend on the approval of Debenture Holders representing the voting quorum stipulated in this Deed of Issue for said matter.

7.15 Without prejudice to the quorum of eighty-five percent (85%) provided for in clause above, in the event of the index being abolished, not being calculated and/or not being announced for more than thirty (30) business days after the expected date for calculating and/or announcing it, or in the event of it being legally impossible to apply the Remuneration index, rate or component factor, the quorum required to decide a new Remuneration applicable to the Debentures must consist of Debenture Holders representing, at least, two thirds (2/3) of the total Outstanding Debentures.

CLAUSE VIII
REPRESENTATION AND WARRANTY OF ISSUER

8.1 The Issuer represents and warranties to the Debenture Holders and to the Escrow Agent that on the date this Deed of Issue is executed:

      (a) it is a company duly organized, incorporated and existing as a publicly-held company, in accordance with the Brazilian laws;

      (b) except for the Jonquil Ventures Limited, which is a company duly organized and existing pursuant to the laws of the British Virgin Islands, each one of other Subsidiaries of the Issuer is a company duly organized, incorporated and existing pursuant to the Brazilian laws;

      (c) it is duly authorized to execute this Deed of Issue and to comply with its obligations provided for herein, and fully meeting all the necessary legal and statutory requirements;

      (d) the legal representatives of the Issuer signing this Deed of Issue have statutory powers and/or delegated to assume, on behalf of the Issuer, the obligations set forth herein and as attorneys-in-fact, had the powers granted on a legitimate basis, and the respective powers of attorney in full effect;

      (e) except as published in the Prospectuses, the execution of this Deed of Issue, the performance of the Issue and the placement of Debentures (A) do neither infringe any legal provision, agreement or instrument to which the Issuer or either of its Subsidiaries are parties; and (B) nor shall result in (i) early maturity of the obligation set forth in any of these agreements or instruments, (ii) upon the termination of any of these agreements or instruments, (iii) breach to any judgment, award, administrative decision, or decree of any governmental entity, public agency or court with jurisdiction over the Issuer or over its assets, or (iv) in the creation of any encumbrance over any assets of the Issuer or its Subsidiaries, except for those legal provisions, agreements, instruments, judgments, awards, decisions or encumbrance, the early maturity of which, termination, breach or creation may not cause a Relevant Adverse Effect. For the purposes of this Deed of Issue, "Relevant Adverse Effect” means (i) any adverse and relevant alteration to the economic, financial or operational condition or revenues or business of the Issuer and Subsidiaries, jointly, and (ii) any change affecting the Issuer’s ability to comply with its financial obligations owed to the Debenture Holders, pursuant to this Deed of Issue;

(f) except as published in the Prospectuses, the Issuer and each one of its Subsidiaries, on this date, maintain all the relevant authorizations and licenses (including environmental licenses) necessary for the exercise of its activities, which are valid and in full effect;

(g) the Issuer and each one of its Subsidiaries comply with laws, regulations, administrative rules and decisions of the governmental agencies, self-governing entities or courts, applicable thereto in any jurisdiction where conducts business or has assets, except for those which are challenged by appropriate legal or administrative means, or those the non-compliance of which may not cause a Relevant Adverse Effect;

(h) the Issuer’s financial statements, dated December 31, 2003, December 31, 2004, December 31, 2005, and September 30, 2005 and September 30, 2006 correctly represent the Issuer’s financial condition on those dates and they were duly prepared in conformity with the accounting practices adopted in Brazil, without any relevant alteration until the date of this Deed of Issue (except if expressly mentioned in the Prospectuses) in financial and equity information of the Issuer reflected in the financial statements related to the nine-month period ended on September 30, 2006;

(i) the Prospectuses shall contain on their respective dates all the relevant information necessary to the cognizance, in relation to the Offer, the Debentures, the Issuer, its activities, economic-financial condition, the risks inherent to its activity, as well as any other relevant information, and prepared in accordance with pertinent rules;

(j) the opinions, analyses and forecasts (if any) expressed in the Prospectuses, concerning exclusively the Issuer and its Subsidiaries shall be given in good faith, considering all the material and relevant circumstances which may affect them and based on reasonable assumptions;

(k) there are no facts related to the Issuer or each one of its Subsidiaries, not published in the Prospectuses, the omission of which, under the context of the Issue, causing any relevant declaration mentioned in the Prospectuses to be deceitful, incorrect or untrue and adversely affecting the Issuer and/or the Issue;

(l) except for the contingencies informed in the Prospectuses, on their respective dates and on the date this Deed of Issue is executed, there is no (and on the Date of Settlement shall not exist) any lawsuit, administrative or arbitration proceeding, investigation or another type of governmental investigation, under the Issuer’s cognizance or each one of its Subsidiaries, which may cause a Relevant Adverse Effect; and

(m) this Deed of Issue constitutes legal, valid and biding obligation of the Issuer, enforceable pursuant to its terms and conditions, exclusively referring to the Issuer.

CLAUSE IX
NOTICES

9.1 All documents and communications to be sent by either Party, pursuant to this Deed of Issue, shall be forwarded to the following addresses:

To the Issuer:

NET Serviços de Comunicação S.A.
Rua Verbo Divino 1356, 1º andar
04719-002 São Paulo, SP
Telephone:	(55-11) 2111-2785
Facsimile:	(55-11) 2111-2780
Attn:	Mr. Leonardo Porciúncula Gomes Pereira
E-mail:	leonardo.pereira@netservicos.com.br

To the Escrow Agent:

Pentágono S.A. DTVM
Avenida das Américas 4.200, bloco 04, sala 514
22640-102 Rio de Janeiro, RJ
Telephone:	(55-21) 3385-4565
Facsimile:	(55-21) 3385-4046
Attn:	Mr. Maurício da Costa Ribeiro
E-mail:	mribeiro@pentagonotrustee.com.br

9.2 The documents and communications shall be deemed as delivered when received, as this is case, with "Receipt Acknowledgment" issued by the Brazilian Postal Company or telegram at the addresses above. The communications made by facsimile or email shall be deemed as received on the sending date, provided that its receipt is confirmed through indication issued by the equipment used in the transmission and containing information sufficient to the issuer’s identification and receiver of the communication.

9.3 The original documents sent by facsimile or via email shall be forwarded to the addresses mentioned in clause 9.1 above within twenty-four (24) hours after sending the message.

CLAUSE X
GENERAL PROVISIONS

10.1 It is not assumed the waiver of any of the rights stemming from this present Deed of Issue. Therefore, no delay, omission or freedom in the exercise of any right or authorization assigned to the Escrow Agent and/or Debenture Holders in view of any default of Issuer’s obligations, shall damage such rights or authorizations nor shall constitute waiver thereto or agreement with such default, nor shall constitute renewal or modification of any the obligations assumed by the Issuer in this Deed of Issue or precedent regarding any other default or delay.

10.2 This Deed of Issue is executed on an irrevocable and irreversible basis, binding upon the Parties and their successors, on any account.

10.3 Should any of the provisions of this Deed of Issue be deemed as invalid or ineffective, all further provisions not affected by such judgment shall prevail, the Parties undertaking in good faith to replace the provision affected with another one, which, as much as possible, produces same effect.

10.4 This Deed of Issue constitutes the single and integral business among the Parties, in relation to the business provided for therein.

10.5 The words and expressions mentioned in this Deed of Issue, not expressly defined herein, spelled in Portuguese or in any foreign language, as well as any other technical and/or financial language or not, which eventually, during the effectiveness of this present proposal, in the compliance with rights and obligations assumed by both parties, are used to identify the practice of any acts or fact, shall be understood and construed in agreement with uses, habits and practices of the Brazilian capital markets.

10.6 The Parties mutually and expressly declare that this present Deed of Issue was executed observing the principles of honesty and good faith, by free, conscious and firm manifestation of intent of the Parties and under perfect equity relationship.

10.7 The judicial district of the city of São Paulo, state of São Paulo is elected, excluding any other, no matter how privigiled it may be, to settle the matters which may arise from this Deed of Issue."

In witness whereof, the parties execute this present First Addendum to the Deed of Issue in two (2) counterparts of equal tenor and form and for the same purpose, together with two (2) witnesses below.

São Paulo, December 18, 2006.

(Signatures are included on the following pages.)

FIRST ADDENDUM TO THE PRIVATE DEED OF 6TH PUBLIC ISSUE OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A SINGLE TRANCHE, OF UNSECURED TYPE OF NET SERVIÇOS DE COMUNICAÇÃO S.A. – PAGE OF SIGNATURES.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

Name:	Name:
Title:	Title:

FIRST ADDENDUM TO THE PRIVATE DEED OF 6TH PUBLIC ISSUE OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A SINGLE TRANCHE, OF UNSECURED TYPE OF NET SERVIÇOS DE COMUNICAÇÃO S.A. – PAGE OF SIGNATURES.

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

Name:	Name:
Title:	Title:

FIRST ADDENDUM TO THE PRIVATE DEED OF 6TH PUBLIC ISSUE OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A SINGLE TRANCHE, OF UNSECURED TYPE OF NET SERVIÇOS DE COMUNICAÇÃO S.A. – PAGE OF SIGNATURES.

Witnesses:

Name:	Name:
ID:	ID:
Individual taxpayer’s register	Individual taxpayer’s register
(CPF/MF):	(CPF/MF):

     FIRST ADDENDUM TO THE PRIVATE DEED OF 6TH PUBLIC ISSUE OF
SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A SINGLE
TRANCHE, OF UNSECURED TYPE OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I

Multicanal Telecomunicações S.A.
Net Belo Horizonte Ltda.
Net Brasília Ltda.
Net Rio S.A.
Net Recife Ltda.
Net São Paulo Ltda.
Net Campinas Ltda.
Net Indaiatuba Ltda.
Net São Carlos S.A.
Net Franca Ltda.
Net Sul Comunicações Ltda.
TV Cabo e Comunicações Jundiaí S.A.
Horizonte Sul Comunicações Ltda.
DR – Empresa de Distribuição e Recepção de TV Ltda
Net Paraná Comunicações Ltda.
Net Joinville Ltda.
Net Florianópolis Ltda.
Net Curitiba Ltda.
Net Maringá Ltda.
Net Arapongas Ltda.
Televisão a Cabo Criciúma Ltda.
Net São José do Rio Preto Ltda.
Net Piracicaba Ltda.

Net Ribeirão Preto S.A.
Net Bauru Ltda.
Net Goiânia Ltda.
Net Anápolis Ltda.
Net Campo Grande Ltda.
Net Sorocaba Ltda.
Reyc Comércio e Participações Ltda.
Net Londrina Ltda.
Jonquil Ventures Limited
Antenas Comunitárias Brasileiras Ltda.